Exhibit 10.1

FOURTH AMENDED AND RESTATED PROMISSORY NOTE

Reference is made to that certain Third Amended and Restated Demand Promissory Note dated August 4, 2022 in the principal sum of $4,000,000.00 (the "Note"), executed and delivered by TECHNICAL COMMUNICATIONS CORPORATION, a Massachusetts corporation with its principal place of business at 100 Domino Drive, Concord, Massachusetts 01742 (the "Maker"), and payable to the order of CARL H. GUILD, JR. an individual residing at 14 Algonquin Avenue, Andover, Massachusetts 01810 (the "Holder").

WHEREAS, at the Maker's request, the Holder has recently advanced an additional $100,000.00 under the Note; and

WHEREAS, the Maker has requested that the Holder amend the Note to, inter alia, (i) fix the rate at which interest accrues after the date hereof on the outstanding principal balance at six and one-half (6.5%) percent, (ii) remove the demand aspect of the Note, and (iii) add Michelle S. Guild as holder of the Note; and

WHEREAS, the Holder is willing to so amend the Note, but only upon (i) the terms set forth below and (ii) the execution and delivery by the Maker of a Security Agreement to secure the payment and performance of the Maker's obligations under the Note.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Maker and the Holder hereby amend and restate the Note in its entirety as set forth below, effective as of February 23, 2023:

$4,000,000.00	February 23, 2023

FOR VALUE RECEIVED, the undersigned, TECHNICAL COMMUNICATIONS CORPORATION, a Massachusetts corporation with its principal place of business at 100 Domino Drive, Concord, Massachusetts 01742 (the "Maker"), hereby promises to pay to CARL H. GUILD, JR., AND MICHELLE S. GUILD individuals residing at 14 Algonquin Avenue, Andover, Massachusetts 01810 (collectively, the "Holder"), jointly and severally, the principal sum of FOUR MILLION ($4,000,000.00) DOLLARS, in lawful money of the United States of America, together with interest thereon at the per annum rate of six and one-half percent (6.50%).

This Fourth Amended and Restated Promissory Note (the "Note") amends and restates in its entirety that certain Third Amended and Restated Demand Note by the Maker dated August 4, 2022.

All sums due hereunder shall be payable as follows:

Principal and interest shall be due and payable in sixty (60) consecutive, monthly installments of which all but the last shall be in the sum of SEVENTY-EIGHT THOUSAND TWO HUNDRED SIXTY-FOUR and 59/100 DOLLARS ($78,264.59). The first installment of principal and interest shall be due and payable on the 23th day of March, 2023, and each succeeding installment or principal and interest shall be due and payable on the same day or the last day, whichever shall first occur, of each and every consecutive month thereafter until February 23, 2028 (the “Maturity Date”), upon which date the last installment of principal and interest shall be due and payable, which installment shall be in the amount of the then outstanding balance of principal together with all accrued and unpaid interest thereon.

In any event, all unpaid principal and any and all accrued and unpaid interest thereon shall be due and payable on the Maturity Date, without notice or demand.

This Note is secured by a security interest in all assets of the Maker pursuant to the Security Agreement dated of even date herewith (the "Security Agreement").

All payments of principal and interest on this Note shall be payable to the Holder at the above address, or at such other place in the United States of America as the Holder may from time to time designate in writing at least ten (10) days before such payment is due.

Maker shall have the right to prepay, in part or in full, without penalty, this Note and any principal amount advanced and outstanding (together with all accrued interest to the date of prepayment on the amount of principal thus prepaid) at any time or times without premium or penalty. Any partial prepayment shall be applied first against all accrued interest through the date of the prepayment and second against the principal amount outstanding. Interest shall be computed on the basis of a three hundred and sixty-five (365) day year and shall be paid for the actual number of days on which principal is outstanding.

All principal outstanding hereunder (together with any and all accrued and unpaid interest thereon) and other amounts due hereunder shall become immediately due and payable, at the option of the Holder, without presentment, demand, protest or notice of protest, upon the occurrence of any of the following events ("Events of Default"):

(a)	Default by the Maker in the payment of any installment of interest or principal provided for hereunder, which default continues for thirty (30) days after written notice.

(b)	Default by the Maker in the performance or observance of any other covenant or agreement set forth herein, or in any other document given to secure this Note, including, but not limited to, the Security Agreement.

(c)	The Maker shall become insolvent or bankrupt or shall generally cease paying its debts as they mature or shall make an assignment for the benefit of creditors.

(d)	A trustee, receiver or liquidator shall be appointed for the Maker (or for a substantial part of the property of the Maker), or bankruptcy, reorganization, arrangement, insolvency or similar proceedings shall be instituted by or against the Maker under the laws of any jurisdiction.

(e)	A Change of Control (as hereinafter defined) shall occur.

Upon the occurrence of any of the Events of Default, the Holder shall have the right to institute any proceedings upon this Note and any other agreement or instrument granting to the Holder security for the payment hereof and under any law, and the right to institute any proceedings upon this Note and any collateral given to secure the same for the purposes of collecting said principal and interest with costs and expenses, and/or or of protecting any security connected herewith, and shall have, among other remedies, all of the rights of a secured party under the Uniform Commercial Code of Massachusetts.

A “Change of Control” shall be deemed to have occurred if (i) the beneficial ownership of securities representing more than fifty (50%) percent of the combined voting power of the Maker is transferred, (ii) the merger or consolidation of the Maker into another entity, or (iii) the sale or other disposition of all or substantially all of the Maker's assets.

No delay or omission by the Holder in exercising or enforcing any of his powers, rights, privileges, remedies or discretions hereunder shall operate as a waiver thereof on that or any other occasion, and no single or partial exercise of any right hereunder shall preclude other or future exercise thereof No waiver of any right or remedy hereunder on any occasion shall be construed as a bar or waiver of any such right or remedy on any future occasion, nor as a continuing waiver. Maker agrees that no variance, extension or renewal of this Note shall affect the absolute and unconditional liability of Maker hereunder.

Maker hereby waives presentment, demand, notice of protest, suretyship defenses, and all other demands and notices in connection with the delivery, acceptance, performance, default and/or enforcement of this Note or of any rights hereunder. Maker will pay to the Holder on demand all costs and expenses, including reasonable attorneys' fees, relating to the collection and/or enforcement of this Note or of any rights hereunder.

This Note shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts. If any provision of this Note is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect.

Time is of the essence in the performance of the obligations set forth in this Note. Holder shall in no event be construed for any purpose to be a partner, joint venturer or associate of Maker, it being the sole intention of the parties to establish a relationship of debtor and creditor.

IN WITNESS WHEREOF, Maker has caused this Note to be executed as a sealed instrument, all as of the day, month, and year first written above.

TECHNICAL COMMUNICATIONS CORPORATION

/s/	By:	/s/ Thomas Peoples
Witness		Name: Thomas Peoples
Title: Director